Exhibit 99.7(e)

AMENDMENT NO. 1 TO FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment, effective as of December     , 2014, amends the Fund Participation and Service Agreement (the “Agreement”) dated November 13, 2013, between Jefferson National Life Insurance Company (“JNL”), for itself and on behalf of one or more separate accounts, American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”).  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, Jefferson National Life Insurance Company of New York (“JNLNY”), a life insurance company organized under the laws of the State of New York, is an affiliate of JNL; and

WHEREAS, the parties to this Amendment desire to amend the Agreement to add JNLNY as a party to the Agreement;

NOW, THEREFORE, in consideration of mutual covenants and conditions set forth herein and for other good and valuable consideration, JNL, JNLNY, AFD, Transfer Agent, the Series and CRMC hereby agree as follows:

1.                                      JNLNY is hereby added as a Party to the Agreement, for itself and on behalf of one or more separate accounts.

2.                                      The term “Insurance Company” shall be defined as JNL and JNLNY collectively and JNLNY shall assume all rights, obligations and promises of the Insurance Company as set forth in the Agreement.

3.                                      Section 4.a.(iv) is hereby deleted in its entirety and replaced with the following:

(iv)  JNL will or has established Separate Accounts as separate accounts under Texas insurance law and JNLNY will or has established Separate Accounts as separate accounts under New York insurance law.

4.                                      Section 17. is updated to add the following:

“If to Insurance Company:”

Jefferson National Life Insurance Company of New York

10350 Ormsby Park Place

Louisville, KY 40223

5.                                      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.  Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY,	AMERICAN FUNDS DISTRIBUTORS, INC.
for itself and on behalf of the Separate Accounts

By:	By:
Name: Craig Hawley	Name:	Timothy W. McHale
Title: General Counsel & Secretary	Title:	Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK, for itself and on behalf of the Separate Accounts	AMERICAN FUNDS INSURANCE SERIES

By:	By:
Name: Craig Hawley	Name:	Steven I. Koszalka
Title: General Counsel & Secretary	Title:	Secretary

AMERICAN FUNDS SERVICE COMPANY

By:
	Name:	Angela M. Mitchell
	Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
	Name:	Michael J. Downer
	Title:	Senior Vice President and Secretary